Exhibit 99.1

For Immediate Release

CULLEN AGRICULTURAL HOLDING CORP. ANNOUNCES NEW STOCK SYMBOLS

WATKINSVILLE, GEORGIA, October 23, 2009 – Cullen Agricultural Holding Corp. (“CAH”) today announced that the trading symbols for its common stock and warrants on the Over-the-Counter Bulletin Board will be CAGZ and CAGZW, respectively.  CAH’s securities ceased trading on the NYSE Amex upon consummation of the recently completed business combination with Triplecrown Acquisition Corp. and Cullen Agricultural Technologies Inc. (“Cullen Agritech”).

About Cullen Agricultural Technologies Inc.

Cullen Agritech is a newly formed company committed to the development and commercialization of advanced agricultural technologies. Cullen Agritech’s principal focus will be to improve agricultural yields through pasture and animal sciences.

Natural Dairy Inc. (“Natural Dairy”), a wholly owned subsidiary of Cullen Agritech, will rollout Cullen Agritech’s multi-farm dairy operation in the Southeastern United States utilizing the Cullen Agritech farming system. Natural Dairy will be acquiring and converting farmland for the development of pasture based dairy farming operations to produce fresh liquid milk for the Eastern Seaboard. The Eastern Seaboard represents one of the largest fresh liquid milk markets in the world but is currently undersupplied of liquid milk due to a lack of regionally based milk producers. By utilizing an efficient, pasture-based farming system, Natural Dairy will help bridge this supply gap by producing milk in the Southeastern States at a substantially lower cost than could be achieved through the traditional dairy farming model.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of CAH’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Cullen Agricultural Technologies Inc. Contact:
Miles Leahy
212-521-4396